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                                                                  EXHIBIT (3)(h)

                                 LICENSE AGREEMENT


     This License Agreement is entered into as of the 10th day of May, 1999, by and between Nicholas-Applegate Capital Management (the "Adviser") and Nicholas-Applegate Institutional Funds, formerly Nicholas-Applegate Investment Trust (the "Funds").

     WHEREAS, the Funds have requested the Adviser's consent to use the name "Nicholas-Applegate" in the name of the Funds and/or one or more of the series of the Fund, and the Adviser wishes to permit such use; and

     WHEREAS, the Funds and the Adviser wish to enter into a written agreement to set forth the conditions under which the Funds will use such name;

     NOW, THEREFORE, in consideration of the covenants contained herein, the Adviser and the Funds agree as follows:

     1. The Funds acknowledges and agrees the name "Nicholas-Applegate" is a valuable proprietary right of the Adviser and the Funds has no rights to use such name except as provided in this Agreement. The Funds shall not in any manner represent that it has any rights of ownership to the name
"Nicholas-Applegate" except as set forth herein.

     2. The Adviser hereby grants the Funds a non-exclusive license to use the name "Nicholas-Applegate" in the names of the Funds and/or any one or more of its series, so long as the Funds use the name in conjunction with other descriptive phrases such as "Institutional Funds" or phrases describing the investment objectives or purposes of a series, such as Nicholas-Applegate Emerging Countries Fund.

     3. The Adviser reserves the right to grant to any other person the right to use the name "Nicholas-Applegate" and no consent of the Funds shall be necessary for such use.

     4. The Funds shall have no right to grant to any other person a sublicense to use the name "Nicholas-Applegate". The Funds have no right to assign its interest in this Agreement without the consent of the Adviser.

     5. This license shall terminate upon the termination of the investment advisory agreement between the Adviser and the Funds. In such event, the Funds shall as promptly as possible take such actions as may be necessary to change its name and the names of the series to names that exclude the names "Nicholas" or "Applegate."

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     6.   This Agreement contains the entire understanding of the parties with respect to the subject matter herein and may not be amended except by a writing signed by the Adviser and the Funds.

     IN WITNESS WHEREOF, the Adviser and the Funds have executed this Agreement as of the day and year first above written.



                    NICHOLAS-APPLEGATE CAPITAL MANAGEMENT


                    By:
                       ------------------------------------------
                       E. Blake Moore, Jr., General Counsel





                    NICHOLAS-APPLEGATE INSTITUTIONAL FUNDS



                    By:
                       -------------------------------------------
                          E. Blake Moore, Jr. Secretary